Ballantyne Strong Announces Stock Option Grants

OMAHA, Nebraska (November 27, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today announced the grant of 130,000 options to purchase common shares of the Company at $4.33 per share to Steve Schilling as outlined in his employment agreement. On November 22, 2015, 100,000 options were granted under the 2010 Long-Term Incentive Plan and will vest over a five year period. Additionally, on that same day, 30,000 options were granted and vested immediately. The option grant with respect to 30,000 shares was made outside of the Company’s existing shareholder approved equity plans and was approved by the compensation committee of the board of directors as an inducement grant material to Mr. Schilling entering into employment with the Company in reliance on Section 711(a) of the NYSE MKT Company Guide, which requires this public announcement.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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